Exhibit 99.1
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March 15, 2002

FOR IMMEDIATE RELEASE
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                      MONTEREY BAY BANCORP, INC. ANNOUNCES:

             OPENING OF SOUTHERN CALIFORNIA LOAN PRODUCTION OFFICE;
      ELIMINATION OF INSTITUTION SPECIFIC REGULATORY CAPITAL REQUIREMENTS;
                REPURCHASE OF ADDITIONAL SHARES OF COMMON STOCK;
                 RESIGNATION OF MONTEREY BAY BANK SENIOR OFFICER


                                                       Common Stock Symbol: MBBC
                                                          NASDAQ National Market


         Watsonville, CA. March 15, 2002. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today announced the opening of a loan production office in Los Angeles, California. The office is located at 6080 Center Drive, Sixth Floor. The office is managed by Mr. Ralph Downing, a veteran banker with 25 years of experience in real estate lending, construction, and sales. The office will focus on construction loans and mortgages for multifamily and commercial properties.

         Commenting on the Bank's first stand alone loan production office, C. Edward Holden, Chief Executive Officer and President, stated, "The office will provide three key benefits to the Bank. First, the origination of additional construction and income property loans will help accelerate the transformation of the Bank's balance sheet away from its historical concentration in residential mortgages, while at the same time leveraging the Company's strong capital position. Second, the production of loans in Southern California will help geographically diversify the Company's loan portfolio while also taking advantage of the current strength in the economy in the southern portion of the State. Third, and most important, in staffing the new office, we had a unique opportunity to add an experienced relationship banker in Ralph Downing. Our relationship focus to providing financial services is integral to our strategic plan of continuing to transform the Bank from a 76 year old savings & loan into a community commercial bank."

         The Bank recently received notification from the Office of Thrift Supervision that the institution specific regulatory capital requirements implemented in the first quarter of 2000 have been eliminated. Commenting in this regard, McKenzie Moss, Chairman of the Board, stated, "We are pleased to have this issue behind us. We now have greater flexibility in balance sheet management as we continue working to enhance stockholder value."

Monterey Bay Bancorp, Inc.                                                Page 2
Press Release
March 15, 2002


         The Company also announced today that it has repurchased a total of five thousand shares of its common stock under the most recent repurchase program announced in December 2001. An additional 109,035 shares are authorized for repurchase under the current program. Since becoming a public company in 1995, Monterey Bay Bancorp, Inc. has repurchased over 1.2 million shares of its common stock.

         Finally, the Company announced the resignation of Susan F. Grill as the Bank's Director of Retail Banking. Ms. Grill resigned to pursue other, non-banking interests, and her responsibilities have been divided among other members of the Bank's management team until a successor is appointed.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the economic, business, and real estate market conditions in the Company's market areas, competition, regulatory actions, the possibility that the Company will not be successful in achieving its strategic objectives, the performance and contributions of new employees, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                        For further information contact:
                        --------------------------------



C. Edward Holden                              Mark R. Andino
Chief Executive Officer              or       Chief Financial Officer
President                                     Treasurer
(831) 768 - 4840                              (831) 768 - 4806
ed.holden@montereybaybank.com                 mark.andino@montereybaybank.com



                             General communication:
                             ----------------------

                            INFO@MONTEREYBAYBANK.COM

                             www.montereybaybank.com

                             Phone: (831) 768 - 4800

                              Fax: (831) 722 - 6794